Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
     We consent to the incorporation by reference in this Registration Statement on Form S-4 of our report dated February 20, 2007 (September 20, 2007 as to Notes 13 and 15) relating to the consolidated financial statements of Community Health Systems, Inc. appearing in the current report on Form 8-K dated September 20, 2007 (which report expresses an unqualified opinion and includes and explanatory paragraph referring to the Company adopting the fair value recognition provisions of Statement of Financial Accounting Standards No. 123 (Revised 2004), “Share Based Payment” effective January 1, 2006). We also consent to the incorporation by reference in this Registration Statement on Form S-4 of our reports dated February 20, 2007 relating to the financial statement schedule(s) of Community Health Systems, Inc. and management’s report on the effectiveness of internal control over financial reporting included in Item 9 and Item 15 of the Annual Report on the Company’s Form 10-K for the fiscal year ended December 31, 2006. We also consent to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.
/s/ Deloitte & Touche LLP
Nashville, Tennessee
September 20, 2007